Exhibit 4.15

Execution Version

Share Transfer Agreement

by and between

BIT MINING LIMITED

and

the Selling Shareholders

Dated as of December 3, 2024

*** Certain information in this document has been excluded pursuant to Item 601(b)(10) of Regulation S-K. Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[REDACTED]”) in this exhibit. ***

Share Transfer Agreement

This Share Transfer Agreement, dated as of December 3, 2024 (this “Agreement”), is by and between:

BIT MINING LIMITED, a Cayman Islands exempted company listed on the New York Stock Exchange (the “Company”); and

ZHAN Jiannan, PRC ID: [REDACTED] (the “Selling Shareholder 1”)

YOU Hongyan, CHN PPT: [REDACTED] (the “Selling Shareholder 2”).

The Company, Selling Shareholder 1, and Selling Shareholder 2 are referred to in this Agreement collectively as the “Parties” and individually as a “Party”. The Selling Shareholder 1 and Selling Shareholder 2 are referred to in this Agreement collectively as the “Selling Shareholders”, and individually as a “Selling Shareholder”.

RECITALS

WHEREAS, The Selling Shareholder 1 owns or will own, at the First Closing, 31.72% of the equity interests (the “Target Shares 1”) of Guanghan Data Center Co., Ltd with its BVI company number of 2162988 (the “Target Company”), a business company duly incorporated and validly existing under the Laws of British Virgin Islands; and the Selling Shareholder 2 owns or will own, at the First Closing, 68.28% of the equity interests (the “Target Shares 2) of the Target Company. The Target Shares 1 and Target Shares 2 are referred to in this Agreement collectively as the “Target Shares”.

WHEREAS, the Target Company directly owns or will own, at the First Closing, 51% of the equity interests of ALPHA DATA CENTER PLC with its company number of EIA/PC/2/0001310/2014, a company duly incorporated and validly existing under the Laws of Ethiopia (“Ethiopia Company”), and corresponding assets, including the 51 MW Data Centers detailed in Schedule I (the “Data Centers”) and 17,869 units of mining machines detailed in Schedule II (the “Mining Machines”). The Data Centers and Mining Machines are referred to in this Agreement collectively as the “Target Assets”.

WHEREAS, the Selling Shareholder 1 desires to, sell the Target Shares 1 to the Company and the Company desires to issue and sell the Company Shares and pay a portion of the cash consideration to the Selling Shareholder 1 in exchange for the Target Shares 1, pursuant to the terms and conditions set forth herein; and the Selling Shareholder 2 desires to, sell the Target Shares 2 to the Company and the Company desires to issue and sell the Company Shares to the Selling Shareholder 2 in exchange for the Target Shares 2, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, litigation, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that controls, is controlled by, or is under common control with such specified Person. As used herein, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Agreement” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Bankruptcy and Equity Exception” shall have the meaning ascribed to this term in Section 3.02.

“Selling Shareholders” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Target Shares” means all of the issued and outstanding shares of the Target Company.

“Selling Shareholders Fundamental Reps” means the representations and warranties of the Selling Shareholders contained in Article IV.

“Ethiopia Company” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Selling Shareholder Indemnified Party” shall have the meaning ascribed to this term in Section 7.02.

“Material Adverse Effect” means any effect that, individually or in the aggregate with all other effects, has or would reasonably be expected to (a) have a material adverse effect on the business, liabilities, assets, financial condition, or results of operations of the affected party and its relevant subsidiaries or transferred business, taken as a whole; or (b) prevent or materially delay the consummation of the transactions contemplated in this Agreement or materially impair the ability of the affected party to perform its obligations under this Agreement. However, with respect to clause (a), no effect arising out of or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes in general business, economic, or political conditions, or in financial, credit, or securities markets in general; (ii) changes in applicable accounting standards or regulatory requirements after the date hereof; (iii) changes in applicable laws binding on the affected party; (iv) effects resulting from the consummation of the transactions or the public announcement of this Agreement, including any customer or employee losses or disruptions, or litigation relating to this Agreement or the transactions; (v) acts of God, natural disasters, pandemics, declarations of war, terrorism, or hostilities; (vi) actions or omissions by the affected party required by this Agreement or with the written consent of the other party; (vii) changes affecting the industries or markets in which the affected party operates; or (viii) the failure to meet any internal or industry projections, expectations, or forecasts (provided the underlying causes of such failure may be considered if otherwise meeting the criteria of a Material Adverse Effect). Notwithstanding the foregoing, effects under clauses (i), (ii), (iii), (v), and (vii) may still be taken into account if, and to the extent, they have a materially disproportionate impact on the affected party compared to other participants in the relevant industry.

“Target Company” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by Law to be closed in the city of Beijing, Hong Kong, Ethiopia, the Cayman Islands, British Virgin Islands, or New York.

“Closings” shall have the meaning ascribed to this term in Section 2.02(a).

“Company” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Company ADSs” means the American depositary shares of the Company, each representing ten (10) Class A Ordinary Shares.

“Company Class A Ordinary Shares” means the Class A ordinary shares of the Company, par value of US$0.00005 per share.

“Company Class B Ordinary Shares” means the Class B ordinary shares of the Company, par value of US$0.0005 per share.

“Company Shares” means the Class A ordinary shares of the Company, par value of US$0.00005 per share.

“Company Fundamental Reps” means the representations and warranties of the Company contained in Article III.

“Company Indemnified Party” shall have the meaning ascribed to this term in Section 7.03.

“Company Ordinary Shares” means Company Class A Ordinary Shares and Company Class B Ordinary Shares.

“Company SEC Reports” means all registration statements, proxy statements, reports, forms and other documents required to be filed with or furnished to SEC by the Company and all exhibits included therein.

“Currently Owned Intellectual Property” means all Intellectual Properties owned by, or under obligation of assignment to, any Target Company and Subsidiaries, as of the date hereof.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Closing” shall have the meaning ascribed to this term in Section 2.02(a).

“First Closing Date” shall have the meaning ascribed to this term in Section 2.02(a).

“GAAP” means the generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“Group Companies” means the Company and its Subsidiaries.

“HKIAC” shall have the meaning ascribed to this term in Section 9.08(b).

“HKIAC Rules” shall have the meaning ascribed to this term in Section 9.08(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) obligations for amounts drawn under bankers’ acceptances, letters of credit or other financial guaranties, (d) all obligations for the deferred purchase price of property or services, (e) all obligations as lessee under leases that are required to be recorded as capital leases in accordance with applicable accounting standards, (f) all payment obligations under any swap or hedge agreements, (g) any accrued and unpaid interest on, and any prepayment premiums, penalties or other contractual charges in respect of, any of the items described in the foregoing clauses (a) through (f), and (h) all guaranties and other contingent obligations in respect of the liabilities or obligations of any other Person for any of the items described in the foregoing clauses (a) through (g).

“Indemnified Party” means a Company Indemnified Party or each Selling Shareholder Indemnified Party, as the case may be.

“Injunction” shall have the meaning ascribed to this term in Section 6.01(b).

“Intellectual Property” means (a) inventions and discoveries, whether patentable or not, in any jurisdiction, including United States, non-United States and international patents, patent applications (including divisions, continuations, continuations in part and renewal applications) and statutory invention registrations, and any renewals, extensions or reissues thereof, in any jurisdiction (b) trademarks, service marks, brand names, certification marks, trade dress, domain names, logos, trade names, corporate names and other source identifiers, the goodwill associated with the foregoing and registrations and applications for registration thereof including any extension, modification or renewal of any such registration or application, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how, (e) rights of privacy, publicity and endorsement, and (f) any similar intellectual property or proprietary rights.

“Knowledge” means, (a) with respect to the Company, the actual knowledge of the directors and executive officers of the Company; and (b) with respect to the Selling Shareholder, means the actual knowledge of the Selling Shareholder or the directors and executive officers of the Selling Shareholder.

“Law” means any federal, national, foreign, supranational, state, provincial, local or similar statute, law, treaty, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) or any Governmental Order.

“Lien” means any security interest, pledge, hypothecation, mortgage, lien, license, claim, charge, title retention, right to acquire, option, levy, proxy, right of first refusal, and any other encumbrance or condition of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interests, awards, penalties, fines, costs and expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to any Person by any Governmental Authority.

“Organizational Documents” means, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.

“Owned Intellectual Property” shall have the meaning ascribed to this term in Section 4.11(a).

“Party” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Permit” means any permit, license, franchise, approval, registration, filing, qualification, variance, certificate, certification, consent of any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for Taxes and other governmental charges and assessments not yet due or payable, (b) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business, (c) easements, rights of way, encroachments, zoning ordinances and other similar encumbrances affecting real property, (d) statutory Liens in favor of lessors arising in connection with any leased property, and (e) Liens arising under securities or blue sky Laws.

“Per Share Price” means US$ 2.90, and shall have the meaning ascribed to this term in Section 2.06 .

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Representatives” means, with respect to any Person, such Person’s Affiliates and such Person and its Affiliates’ respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Sanctioned Person” means an individual, entity or vessel (i) that appears on any list (the “List”) of sanctioned parties issued by the United Nations Security Council or by the United States (including such lists issued by the U.S. Treasury Department’s Office of Foreign Assets Control and by the U.S. State Department), (ii) that is organized, resident, or based in North Korea, Iran, Syria, Cuba, Crimea, or Venezuela, or (iii) that is owned or controlled by an individual or entity covered by (i) or (ii).

“Sanctions Laws and Regulations” means (i) all laws, regulations and executive orders administered by the U.S. Treasury Department Office of Foreign Assets Control, including without limitation, the Trading With the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, regulations found at Title 31, Subtitle B, Chapter 5 of the U.S. Code of Federal Regulations (C.F.R.) and any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time; (ii) any U.S. sanctions related to or administered by the U.S. Department of State; or (iii) any sanctions Laws, regulations, directives, measures or embargos imposed or administered by the United Nations Security Council, Her Majesty’s Treasury, the European Union (including under Council

Regulation (EC) No. 194/2008), or any other jurisdiction that has issued a restrictive trade law applicable to the Transferred Business.

“SEC” means the United States Securities and Exchange Commission.

“Subsequent Closings” shall have the meaning ascribed to this term in Section 2.02(b).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity: (a) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such Person or by any one or more of such Person’s Subsidiaries, (b) of which at least fifty percent (50%) of the voting interests is controlled by such Person by any one or more of such Person’s Subsidiaries, (c) of which such Person or any Subsidiary of such Person is a general partner, or (d) whose assets and financial results are consolidated with such Person and are recorded on the books of such Person for financial reporting purposes in accordance with applicable accounting standards.

“Tax” means (a) any federal, national, provincial, municipal, local or taxes, duties, imposts, levies, or other like assessments in the nature of a tax, in each case, imposed by any Governmental Authority, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and other taxes, and (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including information returns or any documents with respect to or accompanying payments of estimated Taxes.

“Termination Date” shall have the meaning ascribed to this term in Section 8.01(c).

“Transactions” means all transactions contemplated in this Agreement.

“Transferred Business” means the entire business of the Target Company to be transferred to Company on or prior to the First Closing, including but not limited to the Target Assets and other assets.

“Business License” means the valid business license or equivalent authorization issued by the relevant Ethiopian authorities, required for the Ethiopian Company to legally conduct its business operations in Ethiopia, in accordance with applicable laws and regulations.

“Selling Shareholder 2” owns or will own, at the First Closing, 68.28% of the equity interests in the Target Company. This ownership represents both his personal equity interest and the equity interests owned on behalf of four other individuals (the “Designated Individuals”), detailed in Schedule III. At the Closing, the Company shall issue and sell the applicable portion of the Company Shares, as set forth in this Agreement, directly to the Selling Shareholder 2 and Designated Individuals as instructed by Selling Shareholder 2.

Section 1.02.Interpretation and Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references in this Agreement to “US$” shall be to U.S. dollars. References to days mean calendar days unless otherwise specified. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

TARGET SHARES AND CONSIDERATION

Section 2.01.Target Shares and Consideration.  The Company will acquire 100% of the equity interests of the Target Company from the Selling Shareholders for a total consideration of USD 14.28 million. The consideration shall be paid as follows:

(a)Target Shares 1.  Subject to the terms and conditions of this Agreement, at the applicable Closings, the Selling Shareholder 1 agrees to transfer to the Company the Target Shares 1. As consideration for the acquisition of Target Share 1, the Company agrees to (i) pay Selling Shareholder 1 a cash consideration of USD 2.265 million, and (ii) issue and sell to the Selling Shareholder 1 the Company Shares worth USD 2.265 million. All shares transferred and issued to Selling Shareholder 1 under this Agreement will be free and clear of all liens (other than Permitted Liens) and will carry all rights attached to such shares as of the applicable Closing date.
(b)Target Shares 2.  Subject to the terms and conditions of this Agreement, at the applicable Closings, Selling Shareholder 2 agrees to transfer to the Company the Target Shares 2. As consideration for the acquisition of Target Share 2, the Company agrees to issue and sell to the Selling Shareholder 2 the Company Shares worth USD 9.75 million. All shares transferred and issued to Selling Shareholder 2 under this Agreement will be free and clear of all liens (other than Permitted Liens) and will carry all rights attached to such shares as of the applicable Closing date.

Section 2.02.Closings.

(a)First Closing.  The First Closing shall take place remotely via the electronic exchange of the closing documents and signatures by facsimile or email (in PDF format) within five (5) Business Days after all conditions to the First Closing, as set forth in Section 6.01 and Section 6.02, have been satisfied or waived (other than those conditions which by their nature are to be satisfied at the First Closing), or such other date, time or place as the Company and the Selling Shareholders may mutually agree upon in writing (the date on which the First Closing occurs, the “First Closing Date”). At the First Closing:

(i)The Selling Shareholder 1 shall transfer the Target Shares 1 to the Company, and deliver to the Company the completed Data Centers assets (including assets purchased for the construction of data centers that are on shipping). as of the date of this Agreement. In exchange, the Company shall pay the Selling Shareholder 1 a cash consideration of USD 2.265 million via wire transfer, and the Company shall issue and sell to the Selling Shareholder 1 the Company Shares worth USD 1.359 million. The number of Company Shares issued shall be 46,862,100 Class A ordinary shares;

(ii)Selling Shareholder 2 shall transfer Target Shares 2 to the Company, and deliver to the Company 17,869 units of Mining Machines (including the Mining Machines that are on shipping) that the hast rate should be more than 90T. In exchange, the Company shall issue and sell to the Selling Shareholder 2 and Designated Individuals the Company Shares worth USD 9.75 million. The number of Company Shares issued shall be 336,206,900 Class A ordinary shares.

(b)Subsequent Closings.Subsequent Closings shall occur after the First Closing. The Subsequent Closings are as follows:

For the Selling Shareholder 1:

Energization and Completion Acceptance. Upon the full energization and completion acceptance by the Company of the 51 MW Data Centers, the Company shall issue the Company Shares worth USD 906,000 to the Selling Shareholder 1. The number of Company Shares issued shall be 31,241,400 Class A ordinary shares.

Section 2.03.Closing Deliveries by the Company at the First Closing.  At the First Closing, the Company shall deliver or cause to be delivered to the Selling Shareholders:

(a)a cash payment of USD 2.265 million to Selling Shareholder 1 in accordance with Section 2.02(a), and a duly issued share certificate in the name of the Selling Shareholder 1, representing the Company Shares issued to the Selling Shareholder 1 in accordance with Section 2.02(a);

(b)a duly issued share certificate in the name of the Selling Shareholder 2, representing the Company Shares issued to the Selling Shareholder 2 in accordance with Section 2.02(a);

(c)a certified true copy of the updated Register of Members of the Company as of the First Closing Date reflecting the Selling Shareholders’ ownership of the issued Company Shares, duly certified by the registered office provider or agent of the Company;

(d)a certified true copy of the resolutions duly and validly adopted by the board of directors of the Company evidencing its authorization and approval of the execution and delivery of this Agreement, the issuance of the Company Shares, and the consummation of the transactions contemplated by this Agreement; and

(e)all other documents and instruments necessary to consummate the First Closing, as reasonably requested by the Selling Shareholders.

Section 2.04.Closing Deliveries by the Selling Shareholders at the First Closing.  At the First Closing, each Selling Shareholder shall deliver or cause to be delivered to the Company:

(a)a duly executed share transfer instrument in the form acceptable to the Company, transferring the Target Shares 1 from the Selling Shareholder 1 and Target Shares 2 from the Selling Shareholder 2 to the Company;

(b)a certified true copy of the Register of Members of the Target Company as of the First Closing Date reflecting the Company’s ownership of Target Target Shares, duly certified by the registered office provider or agent of the Target Company;

(c)a certified true copy of the resolutions duly and validly adopted by the boards of directors of Selling Shareholder 1, Selling Shareholder 2, and the Target Company evidencing their authorization and approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

(d)all other documents and instruments necessary to consummate the First Closing, as reasonably requested by the Company.

Section 2.05.Closing Deliveries at the Subsequent Closings.

(a)By the Company.  At each Subsequent Closing, the Company shall deliver or cause to be delivered to the applicable Selling Shareholder:

(i)a duly issued share certificate in the name of the Selling Shareholders representing the Company Shares issued in accordance with Section 2.02(b); and

(ii)a certified true copy of the updated Register of Members of the Company as of the applicable Subsequent Closings date reflecting the Selling Shareholder’s ownership of the issued Company Shares, duly certified by the registered office provider or agent of the Company.

(b)By the Selling Shareholder 1.  At the Subsequent Closing, the Selling Shareholder 1 shall deliver or cause to be delivered to the Company:

(i)any and all documents evidencing the energization and completion of Data Centers as agreed in Section 2.02(b); and

(ii)any documents or evidence reasonably requested by the Company to verify completion and transfer of such Data Centers.

Section 2.06.Per Share Price Determination and Issuance of Shares.

(a)The price per share of the Company Shares to be issued as consideration under this Agreement shall be determined based on the average of three prices: (i) the average closing price of the Company’s Class A Ordinary Shares on the New York Stock Exchange over the ten (10) trading days immediately preceding the date of this Agreement; (ii) the average closing price of the Company’s Class A Ordinary Shares on the New York Stock Exchange over the five (5) trading days immediately preceding the date of this Agreement; and (iii) the closing price of the Company’s Class A Ordinary Shares on the New York Stock Exchange on the date of this Agreement. For the avoidance of doubt, the Per Share Price shall be calculated by summing these three prices and dividing the total by three (the “Per Share Price”).

(b)The number of Company Shares to be issued to the Selling Shareholders at each Closing shall be calculated by dividing the total value of consideration to be delivered at such Closing by the Per Share Price (the calculation applies to all instances of share issuance).

(c)Any fractional shares resulting from the calculation in subsection (b) shall be rounded down to the nearest whole share, and the value of any fractional shares shall be paid in cash to the Selling Shareholders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports filed prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are nonspecific, similarly cautionary, predictive or forward-looking in nature; it being further agreed that (i) any information disclosed in any such Company SEC Report shall be deemed disclosure only with respect to a Section of this Agreement to which the relevance of such information is reasonably apparent to from the text of such information contained in such Company SEC Report and (ii) no information disclosed in any such Company SEC Report shall be deemed to qualify or modify the Company Fundamental Reps), the Company hereby represents and warrants to the Selling Shareholders, as of the date hereof and as of the First Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article III.

Section 3.01.Organization and Qualification. Each Group Company is a legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization. Each Group Company has the requisite power and authority (corporate or otherwise) to own, lease or operate its properties and assets and to carry on its business as it is now being conducted. Each Group Company is duly qualified to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect.

Section 3.02.Corporate Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreemen by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, duly executed and delivered by the Company, and when executed and delivered by the Company, assuming due authorization, execution and delivery by the Selling Shareholders which is a counterparty to such agreement, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exception”).

Section 3.03.Valid Issuance of the Company Shares. The Company Shares, when issued in accordance with the terms and conditions of this Agreement and sold against receipt of consideration therefor, will be validly issued, fully paid and nonassessable, free and clear of any and all Liens (other than Permitted Liens).

Section 3.04.Capitalization.

(a)The authorized share capital of the Company consists of 2,000,000,000 Company Ordinary Shares, of which 1,600,000,000 Company Ordinary Shares are designated as Company Class A Ordinary Shares and 400,000,000 are designated as Company Class B Ordinary Shares. As of June 30, 2024, there were 1,154,406,490 Company Class A Ordinary Shares issued and outstanding and 99 Company Class B Ordinary Shares issued and outstanding. All of the issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b)Except for the Company Shares and except as set forth in Section 3.04(a) and Section 3.04(b) and Company Ordinary Shares reserved for issuance under the duly approved share incentive plans of the Company, there are (i) no issued, reserved for issuance or outstanding shares of capital stock or voting securities of, or other ownership interests in the Company, (ii) no outstanding securities of the Company convertible or exchangeable for shares of capital stock or voting securities of, or other ownership interests in the Company and (iii) no rights, options, warrants, calls or other similar rights, agreements or commitments that obligate the Company to (A) issue, transfer or sell any shares of capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable for such shares of capital stock, voting securities or other ownership interests, (B) give any person a right to subscribe for or acquire any shares of capital stock or voting securities of, or other ownership interests in the Company or (C) redeem or otherwise acquire any shares of capital stock or voting securities of, or other ownership interests in the Company.

(c)The Company Shares being issued to the Selling Shareholders hereunder, will not be issued in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal or similar right or any other Contracts, except restrictions imposed by the Securities Act and any applicable state securities Laws.

Section 3.05.Non-contravention. The execution, delivery and performance by the Company of this Agreement do not and will not materially (a) violate any provision of the Organizational Documents of the Company, (b) violate any Law or Governmental Order applicable to any Group Company or (c) conflict with, result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which any Group Company is a party or result in the creation of any Lien upon any of the properties or assets of any Group Company, other than, in the case of clauses (b) and (c) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect.

Section 3.06.Governmental Consents and Approvals The execution, delivery and performance by the Company of this Agreement and the do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, other than any approvals or filings required in connection with or in compliance with any obligations under the Securities Act, the Exchange Act and the applicable listing rules and regulations of the stock exchange where the Company is listed, except, in each case, where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, individually or in the aggregate, reasonably be excepted to result in a Material Adverse Effect.

Section 3.07.No Actions. There are no Actions against any of the Group Companies pending or, to the Knowledge of the Company, threatened before any Governmental Authority which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.08.SEC Reports; Financial Statements.

(a)Save as the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2023, the Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished, as applicable, all Company SEC Reports. Each of the Company SEC Reports, as of its filing date and except to the extent corrected by a subsequent Company SEC Report, has complied or, if filed or furnished after the date hereof and before the First Closing Date, will comply, as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such Company SEC Report was filed or amended, as the case may be. No Subsidiary of the Company is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Company SEC Reports did not contain, when filed or furnished (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under section 302 or section 906 of the Sarbanes-Oxley Act of 2002, in each case with respect to the Company SEC Reports.

(b)The financial statements included or incorporated by reference in the Company SEC Reports (including, in each case, any notes thereto, collectively, the “Company Financial Information”) fairly present (except as may be indicated in the notes thereto), or in the case of Company SEC Reports filed or furnished after the date of this Agreement, will fairly present, to the extent practicable, in all material respects, the financial position and the results of operations, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that are not material in the aggregate). Such Company Financial Information has been prepared in accordance with GAAP applied on a consistent basis, except as specifically indicated in the notes thereto.

(c)The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of New York Stock Exchange. As of the date hereof, the Company has not received notice from New York Stock Exchange to the effect that the Company is not in compliance with the listing or maintenance requirements of New York Stock Exchange. The Company is not aware of any violation of the listing or maintenance requirements of New York

Stock Exchange and is not delisted by New York Stock Exchange or does not reasonably anticipate that the Company will be delisted by New York Stock Exchange in the foreseeable future, nor are the Company’s securities “chilled” by the Depositary Trust Company. The Company and its Subsidiaries are unaware of any facts or circumstances which would reasonably be expected to give rise to any of the foregoing.

(d)The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 or 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed or furnished under the Exchange Act is accumulated and communicated to Company’s management, including the chief executive officer and chief financial officer of the Company, to allow timely decisions regarding required disclosure. Neither the Company nor, to Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Company’s internal controls and procedures which could reasonably adversely affect Company’s ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated. The Company’s independent registered public accounting firm and the audit committee of the board of directors of the Company have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.09.Compliance with Laws; Permits.

(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Group Company has been in compliance with all Laws and Governmental Orders applicable to them. As of the First Closing, the Group Companies hold all Permits necessary for the lawful conduct of their respective businesses as currently conducted and are in compliance with the terms of all such Permits, in each case except as would not, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect.

(b)None of the Group Companies or to the Knowledge of the Company, any of their respective directors, executives , or agents acting under and with the express authorization of such Group Company, has (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated or is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, the PRC Law on Anti-Unfair Competition promulgated on September 2, 1993, or the Interim Rules on Prevention of Commercial Bribery promulgated on November 15, 1996, or any PRC Law in relation thereto, (iv) established or maintained any fund of corporate monies or other properties not recorded on the books and records of any Group Company, (v) to the Knowledge of the Company, made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) violated or operated in noncompliance with any applicable money laundering law, anti-terrorism law or regulation, anti-boycott regulations, export restrictions or embargo regulations.

None of the Group Companies or, to the Knowledge of the Company, any of their respective directors, executives or agents acting under and with the express authorization of such Group Company, is currently the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 3.10.Taxes.  All material Tax Returns of the Group Companies have been timely filed in accordance with applicable Laws and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes (whether or not shown on a Tax Return) of the Group Companies have been timely paid. Each of the Group Companies has timely paid or withheld all material Taxes required to be paid or withheld with respect to its employees, independent contractors, creditors and other third parties and timely paid over such Taxes to the appropriate Governmental Authority. None of the Group Companies has executed any outstanding waiver of any statute of limitations or outstanding extension of the period, for the assessment or collection of any material Tax. To the Knowledge of the Company, no audit or Action of, or with respect to, any material Tax Return or material Taxes of any the Group Company is currently in progress or threatened. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against the Group Companies that has not been satisfied by payment, settled or withdrawn. All preferential tax treatments granted to the Group Companies have been properly approved by or filed with the competent Governmental Authorities in accordance with applicable Laws. No written claim has been made by a Governmental Authority in any jurisdiction where any Group Company has not filed material Tax Return that such Person is or may be subject to material Tax or any filing requirement related to material Tax in that jurisdiction. None of Group Companies is a party to or bound by, or has any obligation under, any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar contract or arrangement to indemnify any other Person with respect to Taxes that will be in effect after the First Closing. The charges, accruals and reserves for Taxes with respect to the Group Companies reflected on the books and records of Group Companies are adequate to cover material Tax liabilities accruing through the end of the last period for which Group Companies ordinarily record items on their respective books. Since the end of the last period for which Group Companies ordinarily record items on their respective books, none of the Group Companies has engaged in any transaction, or taken any action that would materially impact any Tax asset or Tax liability of Group Companies.

Section 3.11.Absence of Certain Changes or Events. Since November 1, 2024, (a) the Group Companies have conducted all their respective businesses, in each case in all material respects in the ordinary course of business, and (b) there has not been any Effect that would, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect.

Section 3.12.Purchase for Own Account; Economic Risk. The Company is acquiring the Target Shares for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act. The Company acknowledges that it (a) can bear the economic risk of its investment in the Target Shares, and (b) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Target Shares.

Section 3.13.Private Placement; Non-U.S. Person or Accredited Investor The Company understands that (a) the Target Shares have not been registered under the Securities Act or any state securities Laws and (b) the Target Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder. The Company represents that it is either (i) an institutional “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, or (ii) is not a U.S. Person and it is located outside the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

Section 3.14.Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.15.No Additional Representations. The Company acknowledges that the Selling Shareholders makes no express or implied representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, the or any written certificate delivered by the Selling Shareholders to the Company in accordance with the terms hereof and thereof, and that any such other representations and warranties are expressly disclaimed and that the Company does not rely on any such other representations and warranties or the accuracy or completeness thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH SELLING SHAREHOLDERS

Each Selling Shareholder hereby represents and warrants to the Company, as of the date hereof and as of the First Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article IV, and each Selling Shareholder hereby jointly and severally represent and warrant to Company, as of the date hereof and as of the First Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article IV. For the avoidance of any doubt, no Selling Shareholder shall be liable for the representations and warranties of any other Selling Shareholders under this Agreement.

Section 4.01.Corporate Status.

(a)Such Selling Shareholder (to the extent it is a legal entity) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. It has the requisite corporate or other power and authority to own, lease, and operate its properties and to carry on its business as presently conducted. The Selling Shareholder is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to qualify would not, individually or in the aggregate, have a Material Adverse Effect on its ability to consummate the transactions contemplated by this Agreement

(b)Such Selling Shareholder (to the extent he or she is a natural person) is not a minor and has full legal capacity to enter into and perform this Agreement. No proceeding has been initiated that restricts the Selling Shareholder’s legal capacity, nor is the Selling Shareholder bankrupt or otherwise unable to pay debts as they fall due.

(c)Ethiopia Company is a legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization. Ethiopia Company has the requisite power and authority (corporate or otherwise) to own, lease or operate its properties and assets and to carry on its business as it is now being conducted. Ethiopia Company is duly qualified to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.02.Authorization. The Selling Shareholder has all necessary power and authority to execute and deliver this Agreement and perform its obligations hereunder. If the Selling Shareholder is a legal entity, the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate actions. This Agreement has been duly executed and delivered by the Selling Shareholder and, assuming due authorization, execution, and delivery by the other Parties, constitutes a legal, valid, and binding obligation of the Selling Shareholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights.

Section 4.03.Governmental Consents and Approvals. The execution, delivery, and performance of this Agreement by the Selling Shareholder do not and will not require any consent, approval, or authorization of, or any declaration, filing, or registration with, any governmental authority, except for those that have been obtained or made, or where failure to do so would not materially and adversely affect the ability of the Selling Shareholder to consummate the transactions contemplated by this Agreement.

Section 4.04.No Contravention. The execution, delivery, and performance of this Agreement by the Selling Shareholder do not and will not: (a) violate any provision of the Selling Shareholder’s organizational documents (if applicable); (b) violate any applicable law or regulation; or (c) conflict with, or result in a breach of, any material agreement to which the Selling Shareholder is a party, except where such violation or conflict would not, individually or in the aggregate, materially affect the Selling Shareholder’s ability to perform its obligations under this Agreement.

Section 4.05.Title and Ownership of Target Shares.  The Selling Shareholder is the sole legal and beneficial owner of the Target Shares to be transferred at the First Closing, free and clear of any liens, charges, or encumbrances (other than Permitted Liens). Upon the transfer of the Target Shares in accordance with this Agreement, the Company will receive good and valid title to such shares, free and clear of any liens (other than Permitted Liens).

Section 4.06.Capitalization of the Target Company.

(a)Capitalization and Ownership.  Section 4.06(a) of the Target Company Disclosure Schedule sets forth the capitalization of the Target Company as of the date hereof and as of the First Closing Date. The Target Shares constitute all of the issued and outstanding share capital of the Target Company, all of which have been duly authorized, validly issued, and are fully paid and non-assessable. At or prior to the First Closing, each Selling Shareholder shall own their respective Target Shares, beneficially and of record, free and clear of any Liens (other than Permitted Liens). Upon the transfer of the Target Shares at the First Closing, the Company will acquire good and valid title to all of the Target Shares, free and clear of any Liens (other than Permitted Liens).

(b)No Other Securities or Rights.  Except for the Target Shares: (i) There are no issued, reserved for issuance, or outstanding shares of capital stock or voting securities of, or other ownership interests in, the Target Company; (ii) There are no outstanding securities of the Selling Shareholders or the Target Company convertible or exchangeable for shares of capital stock or voting securities of, or other ownership interests in, the Target Company; (iii) There are no rights, options, warrants, calls, or other similar rights, agreements, or commitments obligating the Selling Shareholders or the Target Company to: (A) issue, transfer, or sell any shares of capital stock, voting securities, or other ownership interests in the Target Company or any securities convertible into or exchangeable for such shares; (B) grant any person a right to subscribe for or acquire any shares of capital stock, voting securities, or other ownership interests in the Target Company; or (C) redeem or otherwise acquire any shares of capital stock, voting securities, or other ownership interests in the Target Company.

(c)Compliance with Restrictions.  The Target Shares being transferred to the Company or its nominee hereunder will not be transferred in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal, or similar right, or any other Contracts, except for restrictions imposed by the Securities Act and any applicable state securities laws.

Section 4.07.No Additional Representations.  Such Selling Shareholder acknowledge that the Company makes no express or implied representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, or any certificate delivered by the Company to such Selling Shareholder in accordance with the terms hereof and thereof, and that any such other representations and warranties are expressly disclaimed and that such Selling Shareholder do not rely on any such other representations and warranties or the accuracy or completeness thereof.

Section 4.08.Absence of Certain Changes or Events.  Since November 1, 2024, with respect to the Target Company and its Subsidiaries, each Selling Shareholder hereby represents and warrants that: (a) The Target Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practices; and (b) There has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Target Company Material Adverse Effect.

Section 4.09.Compliance with Laws; Permits; Sanctions Laws.

(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Company or its Subsidiaries: (i) Each of the Target Company and its Subsidiaries has been in compliance with all applicable Laws and Governmental Orders; (ii) At the First Closing, the Target Company and its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses, and are in compliance in all respects with the terms of such Permits; and (iii) No Permit necessary for the operation of the Target Company or its Subsidiaries has been revoked, suspended, or subject to any pending or threatened legal proceeding seeking to revoke or suspend such Permit.

(b)Neither the Target Company nor any of its Subsidiaries, nor any of their respective directors, executives, or, to the knowledge of the Selling Shareholders, agents, has: (i) Used corporate funds for any unlawful contributions, gifts, entertainment, or other unlawful expenses related to political activity; (ii) Made any direct or indirect unlawful payments to any foreign or domestic government officials or employees using corporate funds; (iii) Violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the PRC Law on Anti-Unfair Competition promulgated on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery promulgated on November 15, 1996, or any other applicable anti-bribery or anti-corruption Law; (iv) Established or maintained any fund of corporate monies or other properties not recorded on their books and records; (v) To the knowledge of the Selling Shareholders, made any bribe, unlawful rebate, payoff, influence payment, kickback, or other unlawful payment of any kind; or (vi) Violated or operated in noncompliance with any applicable money laundering Law, anti-terrorism Law or regulation, anti-boycott regulations, export restrictions, or embargo regulations.

(c)To the Knowledge of Such Selling Shareholder , neither the Target Comapany or its Subsidiaries, to extent in relation to the Transferred Business, or any of their respective directors, officers, employees, agents, affiliates or other Person acting on their behalf (i) is not, or has not, directly or indirectly, engaged in or facilitated any activities that would result in a violation of any of the Sanctions Laws and Regulations since the date of such Sanctions Laws and Regulations; or (ii) is not, or has not, directly or indirectly, engaged in or facilitated any business activity or other business dealings with any Sanctioned Person since the date of the applicable List.

Section 4.10.Taxes.  Except as set forth in Section 4.10 of the Target Company Disclosure Schedule, all material Tax Returns of the Target Company and its Subsidiaries required to be filed have been timely filed in accordance with applicable Laws and are true, correct, and complete in all material respects. All material Taxes (whether or not shown on a Tax Return) owed by the Target Company and its Subsidiaries have been timely paid. The Target Company and its Subsidiaries have timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors, and other third parties and have timely remitted such Taxes to the appropriate Governmental Authorities. None of the Target Company or its Subsidiaries has executed any outstanding waiver of any statute of limitations or extension of the period for the assessment or collection of any material Taxes. To the Knowledge of the Selling Shareholders, no audit or Action with respect to any material Tax Return or material Taxes of the Target Company or its Subsidiaries is currently in progress or threatened, and no deficiency for any material amount of

Tax has been asserted or assessed by any Governmental Authority against the Target Company or its Subsidiaries that has not been satisfied by payment, settled, or withdrawn. All preferential Tax treatments or incentives granted to the Target Company or its Subsidiaries have been properly approved by or filed with the competent Governmental Authorities in accordance with applicable Laws. No written claim has been made by any Governmental Authority in any jurisdiction where the Target Company or its Subsidiaries has not filed a Tax Return that asserts the Target Company or its Subsidiaries is or may be subject to Tax in that jurisdiction. None of the Target Company or its Subsidiaries is a party to or bound by any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement, or similar arrangement to indemnify any other Person with respect to Taxes that will remain in effect after the First Closing. The charges, accruals, and reserves for Taxes with respect to the Target Company and its Subsidiaries reflected on their respective books and records are adequate to cover all material Tax liabilities accruing through the end of the last period for which the Target Company and its Subsidiaries ordinarily record items on their books, and since that time, none of the Target Company or its Subsidiaries has engaged in any transaction or taken any action that would materially impact any Tax asset or Tax liability of the Target Company or its Subsidiaries.

Section 4.11.Title to Assets.

Each Selling Shareholder represents and warrants that at the First Closing, the Target Company have good and valid title to the Target Assets, free and clear of all Liens (other than Permitted Liens), and that such Target Assets are not subject to any adverse claims or encumbrances that would interfere with the ownership, use (except as specifically set forth in this Agreement), or transfer of such assets. Specifically:

(a)Data Centers Ownership. The Selling Shareholder 1 represents and warrants that it has sole, complete, and unrestricted ownership of the completed Data Centers assets being transferred at the First Closing, free from any adverse claims or encumbrances, and has the full legal right and authority to transfer such assets to the Company.

(b)Mining Machine Ownership and Usage Rights. The Selling Shareholder 2 represents and warrants that it has sole, complete, and unrestricted ownership of the Mining Machines being delivered at the First Closing, free from any adverse claims or encumbrances, and has the full legal right and authority to transfer such mining machines to the Company.

Although the Company will acquire good and valid title to the Mining Machines through this transaction, the Company and Selling Shareholder acknowledges and agrees that: (i) The consideration for the Mining Machines reflects a 30% discount from their original value; (ii) As part of this transaction, the Company grants Selling Shareholder 2 exclusive usage rights to the Mining Machines for the first two (2) years following the First Closing; (iii) During this two-year period, the Selling Shareholder 2 may utilize the Mining Machines at the Data Centers for mining activities and will be provided with access to reasonably fair and preferential electricity rates, determined on an arm’s-length basis, for operations at the Data Centers; (iv) Beginning in the third (2) year after the First Closing, the Company will obtain full, unrestricted ownership and control of the Mining Machines, including all operational rights and interests, without any further claims or encumbrances by the Selling Shareholder 2.

Both Selling Shareholders further warrant that the Target Assets free and clear of all Liens (other than Permitted Liens), and that no third party holds or claims any right, title, or interest in such Target Assets that would interfere with the Company’s ownership or use of the assets following the First Closing.

Section 4.12.Intellectual Property Rights.

(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Target Company and its Subsidiaries (i) own all right, title, and interest in and to the Currently Owned Intellectual Property as of the date hereof and as of the First Closing Date, and (ii) own all right, title, and interest in and to the Transferred Intellectual Property (together with the Currently Owned Intellectual Property, collectively, the“Owned Intellectual Property”) as of the First Closing Date, in each case free and clear of all Liens (other than Permitted Liens). The Target Company and its Subsidiaries have valid and sufficient rights to use all other Intellectual Property necessary to conduct their business as currently conducted, free and clear of all Liens (other than Permitted Liens) (together with the Owned Intellectual Property, the “Target Company Intellectual Property”).

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Target Company nor its Subsidiaries has received written notice of any claim that they have engaged in any infringement, dilution, or misappropriation of any Intellectual Property rights of any Person, including demands or unsolicited offers to license any Intellectual Property. To the Knowledge of the Selling Shareholders, no Person is currently infringing, diluting, or misappropriating the Owned Intellectual Property in any material respect. The Target Company and its Subsidiaries have not infringed, diluted, or misappropriated any Intellectual Property rights of any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending or, to the Knowledge of the Selling Shareholders, threatened Actions by any Person challenging the validity, enforceability, ownership, or use by the Target Company or its Subsidiaries of any Target Company Intellectual Property.

Section 4.13.No Actions. There are no Actions against the Target Company or its Subsidiaries pending or, to the Knowledge of the Selling Shareholders, threatened before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.14.Environmental Matters. The Target Company and its Subsidiaries have complied, and are in compliance in all material respects, with all applicable Environmental Laws. They have obtained, possess, and are in compliance in all material respects with all permits, licenses, and other authorizations necessary to operate their businesses as currently conducted under any Environmental Laws, and all such Environmental Permits are in full force and effect.

Section 4.15.Related Party Transactions. Except as specifically set forth in this Agreement, as of the First Closing Date, no related person of the Target Company or its Subsidiaries: (a) has, directly or indirectly, a material economic interest in any Person that (i) furnishes or sells services or products that compete with the business of the Target Company or its Subsidiaries, or (ii) is otherwise engaged in a business that directly competes with the business of the Target Company or its Subsidiaries; (b) has, directly or indirectly, an economic interest in any Person that purchases from, sells to, or furnishes to the Target Company or its Subsidiaries any material value of goods or services; (c) has, directly or indirectly, a beneficial interest in any material contract to which the Target Company or its Subsidiaries is a party; (d) has, directly or indirectly, any material contractual or other arrangement with the Target Company or its Subsidiaries; (e) has received any payment or other benefit from the Target Company or its Subsidiaries; or (f) has advanced or owed any material amount of money to the Target Company or its Subsidiaries. Furthermore, the Target Company and its Subsidiaries have not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit in the form of a personal loan to or for any director or executive officer of the Target Company or its Subsidiaries.

Section 4.16.Purchase for Own Account; Economic Risk. Each Selling Shareholder is acquiring the Company Shares for investment for its own account and not with a view to any distribution thereof in violation of the Securities Act. Each Selling Shareholder acknowledges that: (a) it can bear the economic risk of its investment in the Company Shares; and (b) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company Shares.

Section 4.17.Private Placement. Non-U.S. Person or Accredited Investor. Each Selling Shareholder understands that: (a) the Company Shares have not been registered under the Securities Act or any state securities laws, and (b) the Company Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or qualifies for an exemption from such registration requirements.  Each Selling Shareholder represents that it is either: (i) an institutional “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, or (ii) not a “U.S. Person” and is located outside the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act. Each Selling Shareholder acknowledges that the certificates representing the Company Shares will bear the following legend:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND

REGULATIONS PROMULGATED THEREUNDER. THE SHARES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE SHARE EXCHANGE AGREEMENT, DATED [INSERT DATE], BY AND BETWEEN THE SELLING SHAREHOLDERS AND THE COMPANY.”

Section 4.18.Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Selling Shareholder, the Target Company, or any of its Subsidiaries.

Section 4.19.Lock-Up Period. Each Selling Shareholder covenants and agrees that the Company Shares received as consideration under this Agreement shall be subject to a lock-up period of six (6) months, commencing from the date such Selling Shareholder is registered as a shareholder of the Company. During the lock-up period, the Selling Shareholder shall not, directly or indirectly, sell, assign, transfer, pledge, encumber, or otherwise dispose of any interest in the Company Shares, except with the prior written consent of the Company or as otherwise required by applicable law.

Section 4.20.Limitation on Additional Data Center Capacity. Each Selling Shareholder represents and warrants that, unless otherwise agreed in writing between the Selling Shareholder and the Company, the Target Company shall not increase its data center capacity beyond an additional 10MW. For the avoidance of doubt, as of the date of this Agreement, the Target Company’s existing data center capacity is 100 MW, and the total data center capacity of the Target Company shall be limited to 110 MW in aggregate.Any plans or actions to expand the Target Company’s data center capacity exceeding this threshold must be subject to prior consultation and written agreement with the Company.

Section 4.21.Business License. the Ethiopia Company shall obtain the Business License issued by the relevant Ethiopian authorities no later than three (3) months after the date of this Agreement, or within such other period as may be mutually agreed upon in writing by the Parties.

Section 4.22.No Additional Representations. Each Selling Shareholder acknowledges that the Company makes no express or implied representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, or any written certificate delivered by the Company to the Selling Shareholders in accordance with the terms hereof and thereof. Any such other representations and warranties are expressly disclaimed, and each Selling Shareholder acknowledges that it does not rely on any such other representations and warranties or on the accuracy or completeness thereof.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01.Further Assurance. During the period from the date of this Agreement to the earlier of the First Closing Date, each Party agrees to take, or cause to be taken, all actions necessary or reasonably advisable under applicable Laws to consummate the Transactions in a timely manner. This includes, but is not limited to, using commercially reasonable efforts to give such notices and obtain all authorizations, consents, orders, and approvals from Governmental Authorities and other third parties that may be or become necessary for the execution, delivery, and performance of its obligations under this Agreement. The Selling Shareholders shall, promptly after the date hereof but in any case before the First Closing, provide the Company with all documents and information related to the Target Company and its business as listed in Schedule I and Schedule II, in reasonable detail and in a timely manner to facilitate the Transactions.

Section 5.02.No Solicitation.  Each Selling Shareholder agrees that for a period of twenty-four (24) months following the First Closing, it will not, and it will ensure that its Affiliates (and any Person acting on behalf of or in concert with it or any of its Affiliates) will not, directly or indirectly, solicit for employment or hire any officer, director, or employee of the Target Company or its Subsidiaries. The restrictions of this Section 5.02 shall not prohibit the Selling Shareholders or their Affiliates, however, from: (i) conducting general solicitations for employment, such as newspaper or Internet advertisements, directly or through any agent (including placement and recruiting agencies), that are not specifically directed at such officers, directors, or employees; or (ii) hiring any such individual: (a) who approaches the Selling Shareholders or their Affiliates in response to such advertisements or general solicitations; (b) who contacts the Selling Shareholders or their Affiliates on his or her own initiative without any direct or indirect solicitation by the Selling Shareholders or their Affiliates; or (c) whose employment with the Target Company or its Subsidiaries has ceased prior to any such solicitation or hiring.

Section 5.03.Tax Matters. The Parties hereby acknowledge, covenant, and agree that: (i) the Company and its Affiliates shall have no obligation to pay any Tax assessed by the applicable PRC Governmental Authority or the applicable Ethiopian Governmental Authority on the Selling Shareholders with respect to the sale of the Target Shares pursuant to this Agreement; and (ii) each Selling Shareholder shall bear and pay any Tax assessed by the applicable PRC Governmental Authority or the applicable Ethiopian Governmental Authority on such Selling Shareholder with respect to the sale of the Target Shares pursuant to this Agreement.

Section 5.04.Access to Information. Subject to applicable Law, from the date hereof to the First Closing Date, each Selling Shareholder shall: give, and shall cause the Target Company and its Subsidiaries to give, the Company and its Representatives, upon prior written notice, reasonable access, during normal business hours and under reasonable circumstances, to the offices, properties, books, and records of the Target Company and its Subsidiaries; (ii) furnish, and shall cause the Target Company and its Subsidiaries to furnish, to the Company and its Representatives such financial and operating data and other information relating to the Target Company and its Subsidiaries as such Persons may reasonably request; and (iii) instruct the Representatives of the Selling Shareholders, the Target Company, and its Subsidiaries to cooperate with the Company in its investigation of the Target Company and its Subsidiaries.

Section 5.05.Notices of Certain Events. Each of the Company and the Selling Shareholders shall promptly notify the other Party in writing of:

(a)any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)any notice or other communication received from any Governmental Authority in connection with the Transactions;

(c)any Actions commenced or, to the Knowledge of the Company or the Knowledge of the Selling Shareholders, threatened against the Company, the Target Company, its Subsidiaries, or any Selling Shareholder, as applicable, that, if pending on the date of this Agreement, would have been required to be disclosed by such Party pursuant to the representations and warranties contained herein, or that relate to the consummation of the Transactions;

(d)any inaccuracy or breach of any representation or warranty, or failure to perform any covenant or agreement, on the part of the Company or the Selling Shareholders, as applicable, set forth in this Agreement, that would cause the conditions set forth in Article VI not to be satisfied;

(e)any material failure by the Company or the Selling Shareholders, as applicable, to comply with or satisfy any covenant, condition, or agreement required to be complied with or satisfied by it under this Agreement; and

(f)the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of the Company or the Selling Shareholders, as applicable, to effect the Transactions contemplated hereby not to be satisfied.

provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 5.06.Listing. The Company will make best efforts to maintain the listing and trading of its the Company Ordinary Shares or the Company ADSs on New York Stock Exchange, and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of FINRA and such exchange, as applicable.

Section 5.07.Data Centers Operation.  During the period from the date of this Agreement until the Closing, the Parties acknowledge and agree that all employees currently employed by Ethiopia Company, including but not limited to formal employees, dispatched employees, or individuals providing labor or services to Ethiopia Company in any other capacity (collectively, the “Ethiopia Company Employees”), shall remain employed and continue supporting Ethiopia Company and the operations of the Target Assets. Upon the completion of the Closing, the Parties agree to further negotiate and confirm the arrangements for the Ethiopia Company Employees, including their roles, responsibilities, and employment terms, to ensure the continuity and stability of the operations of the Data Centers and related Target Assets.

Section 5.08.Ethiopia Company Shareholder Registration Commitment.  The Selling Shareholders hereby jointly and severally represent and warrant that they shall ensure, and procure that, no later than three (3) months after the date of this Agreement (or such other period as may be mutually agreed upon in writing by the Parties), the Target Company shall be duly registered with the relevant Ethiopian authorities as the holder of 51% of the equity interests in the Ethiopia Company as reflected in its bylaws. The Selling Shareholders further undertake to provide all necessary assistance, documentation, and cooperation required to complete such registration within the agreed timeframe.

Section 5.09.Compliance with Anti-Corruption Laws. Each Selling Shareholder represents and warrants, jointly and severally, that to the Knowledge of the Selling Shareholders:

(a)The Target Company and its Subsidiaries have complied, and are in compliance in all material respects, with all applicable anti-corruption and anti-bribery laws, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), and any other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”).

(b)Neither the Target Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, agents, or any other Person acting on behalf of the Target Company or its Subsidiaries, has directly or indirectly, in connection with the business of the Target Company or its Subsidiaries: (i) Made, authorized, offered, or promised to make any unlawful payment, gift, or other thing of value, including to any government official or employee, with the intent to obtain or retain business, secure an improper advantage, or direct business to any Person; (ii) Engaged in any act or practice which would violate applicable Anti-Corruption Laws; or (iii) Created or maintained any false or misleading financial records or accounts for purposes of concealing or improperly facilitating any activity prohibited under the Anti-Corruption Laws.

(c)There are no pending or, to the Knowledge of the Selling Shareholders, threatened investigations, Actions, or proceedings by any Governmental Authority or any other Person concerning any actual or alleged violation of the Anti-Corruption Laws by the Target Company, its Subsidiaries, or any of their respective directors, officers, employees, or agents.

ARTICLE VI

CONDITIONS TO FIRST CLOSING

Section 6.01.Conditions to Obligations of the Company to First Closing. The obligations of the Company to consummate the Transactions contemplated at the First Closing shall be subject to the satisfaction or waiver (where permissible), at or prior to the First Closing, of each of the following conditions:

(a)Accuracy of Representations and Warranties. The representations and warranties of the Selling Shareholders contained in Article IV of this Agreement: (i) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in material respects, in each case of (i) and (ii), as of the date of this Agreement and as of the First Closing (except for representations and warranties that expressly speak as of a specified date, in which case as of such specified date).

(b)No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law that is then in effect (whether temporary, preliminary, or permanent) and has the effect of enjoining, restraining, prohibiting, or otherwise making the consummation of the Transactions illegal (an “Injunction”).

(c)Performance of Covenants. The Selling Shareholders shall have performed and complied in all material respects with all agreements, covenants, and conditions contained in this Agreement that are required to be performed or complied with by them at or prior to the First Closing.

(d)No Material Adverse Effect. No Material Adverse Effect with respect to the Target Company or its Subsidiaries shall have occurred following the date of this Agreement.

(e)Target Assets and Supporting Documents. The Target Assets, including but not limited to the Data Centers, Mining Machines, and any other assets related to the Target Company’s operations, shall have been duly transferred to the Company or its Subsidiaries, and the Selling Shareholders shall have delivered reasonable supporting documents evidencing such transfers to the Company.

Section 6.02.Conditions to Obligations of the Selling Shareholders to First Closing. The obligations of the Selling Shareholders to consummate the Transactions contemplated at the First Closing shall be subject to the satisfaction or waiver (where permissible), at or prior to the First Closing, of each of the following conditions:

(a)Accuracy of Representations and Warranties. The representations and warranties of the Company contained in Article III: (i) that are qualified by materiality or Material Adverse Effect with respect to the Company shall be true and correct in all respects, and (ii) that are not qualified by materiality or Material Adverse Effect with respect to the Company shall be true and correct in material respects, in each case of (i) and (ii), as of the date of this Agreement and as of the First Closing (except for representations and warranties that expressly speak as of a specified date, in which case as of such specified date).

(b)No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law that is then in effect (whether temporary, preliminary, or permanent) and has the effect of enjoining, restraining, prohibiting, or otherwise making the consummation of the Transactions illegal (an “Injunction”).

(c)Performance of Covenants. The Company shall have performed and complied in all material respects with all agreements, covenants, and conditions contained in this Agreement that are required to be performed or complied with by it at or prior to the First Closing.

(d)No Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred following the date of this Agreement.

(e)New York Stock Exchange Listing. The Company shall remain listed on the New York Stock Exchange, and if applicable, the listing application for the Company Shares shall have been approved by the New York Stock Exchange. As of the First Closing Date, the Company shall not have received any written notice from the New York Stock Exchange stating that it has failed, or would reasonably be expected to fail, to meet the New York Stock Exchange listing requirements for any reason, where such notice has not been subsequently withdrawn by the New York Stock Exchange or the underlying failure appropriately remedied or satisfied.

ARTICLE VII

INDEMNIFICATION

Section 7.01.Survival of Representations and Warranties.

(a)The representations and warranties of the Company shall survive the First Closing until one (1) year after the First Closing, except for the Company Fundamental Representations, which shall survive indefinitely. The covenants and agreements of the Company shall survive until fully discharged in accordance with their terms. The Selling Shareholders’ right to indemnification shall not be waived or limited by any investigation conducted by or on behalf of the Selling Shareholders.

(b)The representations and warranties of the Selling Shareholders shall survive the First Closing until one (1) year after the First Closing, except for the Selling Shareholders’ Fundamental Representations, which shall survive indefinitely. The covenants and agreements of the Selling Shareholders shall survive until fully discharged in accordance with their terms. The Company’s right to indemnification shall not be waived or limited by any investigation conducted by or on behalf of the Company.

(c)Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved.

Section 7.02.Indemnification by the Company. Following the First Closing, the Company shall indemnify and defend each of the Selling Shareholders and its Representatives (each a “Selling Shareholder Indemnified Party”) against, and shall hold each of them harmless from and against, any and all Losses actually suffered or incurred by, or imposed upon, the Selling Shareholders Indemnified Parties arising out of or resulting from:

(a)any material inaccuracy or material breach of any representation or warranty made by the Company under this Agreement; or

(b)any material violation or material nonperformance of any covenant or agreement of the Company under this Agreement.

Section 7.03.Indemnification by each Selling Shareholder. Following the First Closing, the Selling Shareholders shall indemnify and defend the Company and its Representatives (each a “Company Indemnified Party”) against, and shall hold each of them harmless from and against, any and all Losses actually suffered or incurred by, or imposed upon, the Company Indemnified Parties arising out of or resulting from:

(a)any material inaccuracy or material breach of any representation or warranty made by the Selling Shareholders under this Agreement;

(b)any material violation or material nonperformance of any covenant or agreement by the Selling Shareholders under this Agreement;

(c)the Selling Shareholders’ failure to timely pay Taxes imposed on the Selling Shareholders in connection with any corporate restructuring of the Target Company under applicable Laws; or

(d)any claims or disputes arising from conducting the Target Company’s restructuring in material violation of applicable laws or contracts to which the Target Company is a party.

Section 7.04.Limits on Indemnification. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)The Company shall not be liable for any claim for indemnification pursuant to Section 7.02 unless and until the aggregate amount of all indemnifiable Losses under Section 7.02 exceeds US$1 million, in which event the Company shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Company shall be liable to each Selling shareholder pursuant to Section 7.02 shall not exceed the then aggregate fair market value of the Target Shares already acquired by the Company from such Selling Shareholder pursuant to this Agreement.

(b)Each Selling Shareholder shall not be liable for any claim for indemnification pursuant to Section 7.03 unless and until the aggregate amount of all indemnifiable Losses under Section 7.03 exceeds US$1 million, in which event such Selling Shareholder shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which each Selling Shareholder shall be liable pursuant to Section 7.03 shall not exceed the then aggregate fair market value of the Company Shares such Selling Shareholder already acquired pursuant to this Agreement.

(c)Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses arising out of or resulting from any inaccuracy or breach of any Company Fundamental Reps, Selling Shareholders Fundamental Reps or any failure by either the Company or the Selling Shareholders of their respective obligations under Section 2.02(b).

(d)The amount of any Losses payable by the Indemnifying Party under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from any other Person determined to be responsible therefor. If the Indemnifying Party has paid an amount in discharge of any claim under this Agreement and the Indemnified Party has been compensated in full for all Losses it has suffered with respect to the same subject matter of such claim, then to the extent the Indemnified Party subsequently recovers (whether by payment, discount, credit, relief, or otherwise) from a third party a sum which further indemnifies or which is the same subject matter of claim such that the Indemnified Party’s recovery and retention of such amount would constitute double recovery for the same subject matter of claim, it shall as soon as reasonably practicable pay over such amount to the Indemnifying Party less all costs of recovery and Taxes with respect thereto. To the extent required by applicable Law and reasonably practicable, each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which the Indemnified Party makes claims under this Agreement; provided, however, that nothing herein shall require an Indemnified Party to maintain any insurance policies, commence any proceedings against a third party, or obtain any insurance proceeds from other sources of indemnification available to such party in respect of the Losses.

(e)An Indemnified Party shall not be entitled to recover from the Indemnifying Party under this Agreement more than once in respect of the same portion of the same Losses suffered.

Section 7.05.Exclusive Remedy. Following the First Closing, notwithstanding any other provision contained herein, this Article VII shall be the sole and exclusive monetary remedy of the Parties for any and all claims arising out of or resulting from this Agreement, except that no limitation or exceptions with respect to the obligations or liabilities on any Indemnifying Party in this Article VII shall apply to any claims arising out of or resulting from fraud or willful misconduct on the part of any Indemnifying Party. Nothing in this Article VII or elsewhere in this Agreement shall limit any Party’s right to specific performance or other equitable or non-monetary remedies.

ARTICLE VIII

TERMINATION

Section 8.01.Termination. This Agreement may be terminated at any time prior to the First Closing:

(a)by the mutual written consent of the Company and the Selling Shareholders;

(b)by either the Company by written notice to the Selling Shareholders or by the Selling Shareholders by written notice to the Company, in the event that any Governmental Authority having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Injunction which shall have become final and non-appealable;

(c)by either the Company by written notice to the Selling Shareholders or by the Selling Shareholders by written notice to the Company, in the event that the First Closing shall not have occurred on or before December 31, 2024 or such other date as mutually agreed in writing by the Company and the Selling Shareholders (the “Termination Date”);

(d)by the Company by written notice to the Selling Shareholders, if (i) the Selling Shareholders shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after the Selling Shareholders receives written notice thereof from the Company (or such shorter period between the date of such notice and the Termination Date), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 6.01 not to be satisfied; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if it is then in material breach of this Agreement that would result in any conditions to the First Closing set forth in Section 6.01 not being satisfied; or

(e)by the Selling Shareholders by written notice to the Company if (i) the Company shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after the Company receives written notice thereof from the Selling Shareholders (or such shorter period between the date of such notice and the Termination Date), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 6.02 not to be satisfied; provided, however, that, the Selling Shareholders shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if it is then in material breach of this Agreement that would result in any conditions to the First Closing set forth in Section 6.02 not being satisfied.

Section 8.02.Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of any Party except that nothing herein shall relieve any Party from liability to another Party (a) for any breach of this Agreement that occurred before such termination and (b) or resulting from fraud or willful misconduct and the terms of this Section 8.02 and Article IX shall survive any such termination.

ARTICLE IX

MISCELLANEOUS

Section 9.01.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received on the date of delivery if delivered in person or by internationally recognized overnight courier service, or on the date of confirmation of receipt of transmission by facsimile or by email (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.01):

(a)If to the Company, to:

14F, West Side, Block B, Building No. 7

Shenzhen Bay Eco-Technology Park, Nanshan District

Shenzhen, the PRC

Attn: Mr. Yang Xianfeng

(b)If to the Selling Shareholder 1, to:

[REDACTED]

Attn: Mr. ZHAN Jiannan

(c)If to the Selling Shareholder 2, to:

[REDACTED]

Attn: Mr. YOU Hongyan

Section 9.02.Confidentiality. For a period of twelve (12) months following the date hereof, each Selling Shareholder shall, and shall cause its Affiliates and their respective Representatives to, hold in strict confidence any and all information, whether written or oral, concerning the Target Company and the Transferred Business (the “Confidential Information”), except to the extent that each Selling Shareholder can show that such information (a) is generally available to and known by the public through no fault of each Selling Shareholder, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by each Selling Shareholder, any of its Affiliates or their respective Representatives from and after the First Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. The Parties hereto agree that the Confidential Information may be disclosed (a) to each Selling Shareholder’s Affiliates and its and their respective Representatives on a need-to-know basis; (b) in the event that each Selling Shareholder or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law or applicable national securities exchange, under such circumstances, each Selling Shareholder shall promptly notify the Company in writing and shall disclose only that portion of such information is legally required to be disclosed, provided that each Selling Shareholder shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 9.03.Adjustments for Share Splits, etc. Wherever in this Agreement there is a reference to a specific number of the Company Shares or Target Shares, then upon the occurrence of any subdivision, combination or share or extraordinary dividend of or on Company Shares or Target Shares with an effective or record date from the date hereof until the applicable Closing, the specific number of such shares so referenced in this Agreement shall be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or dividend.

Section 9.04.Amendment. Any provision of this Agreement may be amended or waived prior to the First Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.05.Taxes and Expenses. Each Party shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the Transactions.

Section 9.06.Assignment. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by the Company without the Selling Shareholders’s written consent or by the Selling Shareholders without the Company’s written consent. Any assignment in violation of this Section 9.06 shall be null and void.

Section 9.07.No Third-Party Beneficiaries. Except for the provisions of Article VII relating to the Indemnified Parties this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 9.08.Governing Law; Arbitration.

(a)This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to its conflicts of law principles thereof.

(b)Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter shall be finally settled by arbitration. The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”). The number of arbitrators shall be three (3). In the event that there are more than two parties to an arbitration, one arbitrator shall be appointed by the Selling Shareholders and one arbitrator shall be appointed by the Company. The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the first two arbitrators. Any arbitrator that is not so appointed shall instead be appointed in accordance with the HKIAC Rules. The language to be used in the arbitration proceedings shall be English. The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties. Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets. For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.

Section 9.09.Entire Agreement. This Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties and/or their Affiliates with respect to the subject matter of this Agreement.

Section 9.10.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company and the Selling Shareholders shall negotiate together in good faith to modify this Agreement so as to effect the original intent of both the Company and the Selling Shareholders as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.11.Counterparts. This Agreement may be executed and delivered (including by electronic transmission in PDF format or by facsimile transmission) in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12.Specific Performance. The Parties acknowledge and agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine if any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other undertaking. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BIT MINING LIMITED

By:	/s/ Xianfeng Yang
Name: Xianfeng Yang
Title: CEO

[Signature Page to Sha Exchange Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLING SHAREHOLDER 1

By:	/s/ ZHAN Jiannan
Name: ZHAN Jiannan
Title:

[Signature Page to Sha Exchange Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLING SHAREHOLDER 2

By:	/s/ YOU Hongyan
Name: YOU Hongyan